Exhibit 99.3

Synovis®
Life Technologies

Baxter BioSciences and Synovis

An Exciting Combination

Baxter and Synovis
• What has just happened?
• How did this come about?
• Why did this happen?
• What will happen now? And
 When?
• What does this mean for you?

What Has Just Happened?
• Baxter BioSciences and Synovis Life
 Technologies entered into a definitive
 agreement
• The agreement is subject to
 shareholder approval
• The agreement is for the BioSciences
 Division of Baxter to acquire all of
 Synovis.

How did this come about?
• Synovis was not seeking a buyer - we were
 not for sale
• Baxter approached Synovis with a proposal
 we believed might be in the best interests of
 our Shareholders
• Baxter saw synergistic opportunities for the
 combination of our businesses and made a
 compelling offer to buy the Company
• Baxter is a large and stable business, and has
 the capability to support their offer

80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
-
Your Performance !
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011

Synovis®
Life Technologies

Why did this come about?

$ in millions

What will happen now? And when?
We will continue to be Synovis, an independent
 company, until the shareholders approve the
 acquisition
We expect the shareholder vote to occur in the last
 half of the calendar first quarter
We will come to work tomorrow and continue to do
 our jobs as we always have and grow the
 business
If the shareholders vote in favor and the usual
 requirements for the acquisition are complete,
 the integration process will begin

What does this mean for you?
Between now and the closing date, which is expected by
 the end of March, it will be business as usual
As an integration plan is developed, people from Synovis
 will be included in the planning process
The goal will be to bring the best processes, practices,
 and people from both groups together to provide the
 best products and patient services to the markets we
 serve
During this planning process the people from Baxter and
 Synovis will provide updates, 1-on-1 meetings and e-
 mails to keep you informed of progress appropriately

Synovis
Life Technologies

Synovis Life Technologies, Inc.
25 Years of Growth

+

Baxter International Inc.
80 Years of Growth

TOGETHER
106 YEARS OF SUCCESS!

Trust

Mutual Respect

High Communication

Spirit of Cooperation

8

Additional Information and Where to Find It
 In connection with the proposed acquisition and required shareholder approval, Synovis will file with the SEC a proxy statement. The proxy statement will be mailed to the shareholders of Synovis.
 Synovis’s shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and
 Synovis. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Synovis by going to Synovis’s Investor Information page on its corporate website at
 www.synovislife.com.

 Synovis and its officers and directors may be deemed to be participants in the solicitation of proxies from Synovis’s shareholders with respect to the acquisition. Information about Synovis’s executive officers and directors and their ownership of Synovis stock is set forth in the proxy statement for the Synovis 2011 Annual Meeting of Shareholders, which was filed with the SEC on
 January 18, 2011.  Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Synovis and its executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.